EXHIBIT 10.3
LATENT DEFICIENCY CLAIMS
ADMINISTRATION PROCEDURES AGREEMENT
     This Latent Deficiency Claims Administration Procedures Agreement is entered into as of the date set forth below between John Garamendi, Insurance Commissioner of the State of California, in his capacity as Trustee of the Mission Insurance Company Trust, the Mission National Insurance Company Trust and the Enterprise Insurance Company Trust, on the one hand, and Covanta Holding Corporation, formerly known as Danielson Holding Corporation on the other hand. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Rehabilitation Plan Implementation Agreement entered into as of even date herewith by and among the parties hereto.
Definitions
     1. “Agreement” shall mean this Latent Deficiency Claims Administration Procedures Agreement between the parties set forth above.
     2. “Deficiency Claims” shall have the meaning ascribed to such term in Section 1.8 of the RRR Agreement.
     3. “Latent Deficiency Claim” shall mean a claim that is a “Deficiency Claim” except that the claimant did not qualify as a creditor against EICT, MICT or MNICT under California Insurance Code Sections 1021 to 1024 and 1032 for one or more of the reasons listed below
a. The claimant did not meet the August 18, 1995 deadline for filing amendments to proofs of claim, pursuant to the Amended Final Liquidation Dividend plan for the EICT, MICT and MNICT;

b. The claimant’s claim was an otherwise valid policyholder priority claim within the meaning of Section 1033 of the California Insurance Code, but did not become liquidated (in whole or in part) and certain within the meaning of California Insurance Code Section 1025 by the court-ordered deadline of December 31, 2003 (for purposes of clarity and the definition of Latent Deficiency Claims, but not for the purpose of any revaluation of proof of claims for purposes of distributions under Section 1033 of the California Insurance Code, and without limiting the generality of the foregoing, this category includes claims of claimants under direct insurance contracts issued by Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company that were settled for less than the stated amount of such claims); or
c. The claimant’s claim was an otherwise valid non-policyholder priority claim within the meaning of Section 1033 of the California Insurance Code, but did not become liquidated (in whole or in part) and certain within that meaning of California Insurance Code Section 1025 by the court-ordered deadline of August 2, 2004 (for purposes of clarity and the definition of Latent Deficiency Claims, but not for the purpose of any revaluation of proof of claims for purposes of distributions under Section 1033 of the California Insurance Code, and without limiting the generality of the foregoing, this category include claims of claimants under reinsurance contracts issued by Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company that were settled for less than the stated amount of such claims).
     4. “Implementation Agreement” shall mean the Rehabilitation Plan Implementation Agreement below between John Garamendi, Insurance Commissioner of the State of California, in his capacity as Trustee of the Mission Insurance Company Trust, the Mission National

Insurance Company Trust and the Enterprise Insurance Company Trust, on the one hand, and Covanta Holding Corporation, formerly known as Danielson Holding Corporation and Mission Insurance Group, Inc. on the other hand.
Initial Recitals
     5. Mission Insurance Company, Mission National Insurance Company, and Enterprise Insurance Company are or were California-domiciled property and casualty insurance companies.
     6. On October 31, 1985, on the application of the Insurance Commissioner, the Superior Court for the County of Los Angeles issued an order which placed Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company into conservation proceedings, in case number C 572 724.
     7. On February 24, 1987, the Superior Court for the County of Los Angeles entered those orders which placed Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company in liquidation proceedings in the case captioned Insurance Commissioner of the State of California v. Mission Insurance Company, et al. case number C 572 724.
     8. As of December 13, 1989, the Insurance Commissioner, as Liquidator of Mission Insurance Company, Mission National Insurance Company, Enterprise Insurance Company, and as Conservator of Mission American Insurance Company and Compac Insurance Company, entered into the RRR Agreement with the Missouri Insurance Director as Receiver of Holland-America Insurance Company and Mission Reinsurance Corporation, and with Mission Insurance Group, Inc.

     9. On April 25, 1990, the Final Order of Rehabilitation was issued by the Liquidation Court which had the effect, inter alia, of entering a rehabilitation order as to Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company, and, upon closing of the transactions described in the RRR Agreement, resulted in the creation of the MICT, the MNICT and the EICT, pursuant to the agreement of MICT, the agreement of MNICT and the agreement of the EICT.
     10. The parties to this Agreement recognize that numerous claimants filed proofs of claim against EICT, MICT and MNICT which were approved by the Trustee. The unsatisfied portions of such claims shall be treated as Deficiency Claims under the RRR Agreement. This Agreement recognizes that among the Deficiency Claims are the Latent Deficiency Claims that either in part or in whole do not qualify for or are not entitled to receive cash distributions from the EICT, MICT or MNICT pursuant to California Insurance Code sections 1011, et seq., but which claims nonetheless, qualify and are entitled to share in the distribution of shares of Covanta common stock pursuant to the RRR Agreement.
     11. Pursuant to the RRR Agreement, the Commissioner now holds as agent for and on behalf of claimants against the MICT and MNICT, shares of Covanta common stock to be distributed to holders of Deficiency Claims (as defined in the RRR Agreement).
     12. In order to effectuate the RRR Agreement, the parties enter into this Agreement to set forth a method to evaluate the Deficiency Claims (including Latent Deficiency Claims) for the purpose of distributing the shares of Covanta common stock in accordance with the RRR Agreement.
     13. Under the terms of the Implementation Agreement concurrently entered into between the parties, Covanta has agreed to administer a Latent Deficiency Claims administration process, the purpose of which is to evaluate Latent Deficiency Claims in order to ensure that any distribution of shares of Covanta common stock to the Latent Deficiency Claims complies with the stock for debt provision of former section 108(e)(8)(B) of the Internal Revenue Code and implements the intents and purposes of Sections 2.1(a)(i), 2.1(b)(i) and 2.1(d)(i) of the RRR Agreement.
     14. The Agreement contemplates that the court will issue an order establishing the aggregate amount of the Latent Deficiency Claims. The Latent Deficiency Claims administration procedures will be used to apportion individual Latent Deficiency Claims to the total amount of Latent Deficiency Claims (set by court order) in order to determine the proportionate amount of shares of Covanta common stock each Latent Deficiency Claimant shall receive as required under the RRR Agreement.
Latent Deficiency Claims Administration
     15. The Commissioner’s Conservation and Liquidation Office personnel shall provide Covanta with a listing of substantially all claimants who timely filed proofs of claim in the EICT, MICT and MNICT liquidation proceedings; shall provide access to the claims files and other supporting documentation submitted in support of those claims; and shall provide access to the documents and other data reflecting the determination and adjudication of the claims in the liquidation proceedings.
     16. Covanta shall send notice by first class mail to all claimants who timely filed proofs of claim in the EICT, MICT and MNICT liquidation proceedings advising them of the Latent Deficiency Claims administration evaluation process and procedures. Covanta and the Commissioner will agree upon the form and content of the notification to be sent to claimants, and such notice will provide, at a minimum, the following information and instructions:
•	the purpose of the Latent Deficiency Claims administration evaluation process;

•	an advisory that the claims evaluation process will rely upon the supporting documentation the claimants have previously provided in the EICT, MICT and MNICT liquidation proceedings, unless supplemented as provided in the notice;

•	a date after which claimants can no longer submit supplemental claims information;

•	a claims supplemental information form and directions for completing and filing such form; and

•	a telephone call-in number for those who have questions about the process.
     17. Covanta shall establish the proper procedures to evaluate the Latent Deficiency Claims; to exclude defective claims; and to provide the appropriate level of scrutiny and review based upon the stated value and complexity of the claims and taking into account the ultimate value of the recovery to respective claimants for their claims and the amount in controversy. The Commissioner and Covanta have balanced the cost of review procedures against the benefits of (i) recognizing and maximizing the value of payments to be made to claimants as a whole and (ii) reaching more refined levels of evaluation of the Latent Deficiency Claims in the aggregate. Covanta and the Insurance Commissioner’s Conservation and Liquidation Office personnel shall meet and confer as necessary regarding the fulfillment by Covanta of its obligations under this provision, including without limitation, to review forms to be utilized and processes to be adopted in connection herewith.
     18. Covanta shall provide written notice of the evaluation of any Latent Deficiency Claim to any claimant requesting such in writing. Any claimant receiving written notice of a claims evaluation may then file with Covanta within thirty (30) days of the mailing date of the notice of evaluation, an intent to appeal. The appeal shall be determined by a retired Superior Court judge, sitting as claims arbitrator. Covanta and the claimant shall equally share the cost of the claims arbitrator. The claims arbitrator shall issue a determination, which shall be final and binding upon the claimant and Covanta. The appeal to the claims arbitrator shall be conducted on the written record, as contained in the claims file, and the formal rules of evidence will not apply. The claims arbitrator will advise the claimant who appeals that the claimant may submit an appeal brief within thirty (30) days of a date set by the claims arbitrator. Covanta shall then have thirty (30) days to submit a response, after which the claimant shall have thirty (30) days to submit a reply. The claims arbitrator shall rule based on the written record.
     19. Parties to an arbitration shall have the right to apply to the Liquidation Court, or if the Liquidation Court no longer has jurisdiction over any disputes hereunder to a court of competent jurisdiction in the County of Los Angeles for an order to enforce the findings of a claims arbitrator as to the amount of the Latent Deficiency Claim to which a holder may be entitled to claim; provided, however, that any such orders shall be limited solely to the entitlement of such claimant to the amount of the Latent Deficiency Claim so claimed.
     20. Determinations by Covanta which are not appealed as to a Latent Deficiency Claim’s evaluation shall be final.
     21. Nothing in this Agreement shall create a right in any claimant to share in cash distributions from the EICT, MICT or the MNICT. The claims procedures in this Agreement are solely for the purposes of evaluating the Latent Deficiency Claims in order to comply with the stock for debt provisions in former section 108(e)(8)(B) of the Internal Revenue Code and shall not be binding for or determinative of any other issue.

     22. The Insurance Commissioner and Covanta shall cooperate to ensure that the claims process reaches a timely conclusion. Covanta shall use commercially reasonable best efforts to ensure that all initial claims evaluations are completed on or prior to December 31, 2006.
     23. Nothing in this Agreement is intended to alter the liquidation priorities set forth in California Insurance Code Section 1033. The shares of Covanta common stock herein are distributed solely through the rehabilitation plan set forth in the RRR Agreement, and do not constitute any variation from the RRR Agreement. Nothing in this plan alters Section 1025 of the California Insurance Code, or any other requirements of the California Insurance Code.
Miscellaneous Provisions
     24. The Trustee (but not the State of California) is a party to this Agreement, only in his representative capacity as Trustee and as agent for and on behalf of holders of Latent Deficiency Claims, and not individually. Neither the Trustee nor the Insurance Commissioner, nor their agents, employees, attorneys, deputies or representatives, shall have personal liability on this transaction.
     25. This agreement is governed by California law, without regard to principles of conflicts of law.
     26. The headings and captions in this Agreement are set forth for convenience only, and shall not be deemed a part of this Agreement.
     27. The recitals herein are introductory only and not binding agreements or admissions.
     28. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived in writing, but such waiver or failure to insist upon a duty, obligation or condition shall not waive or estop the right of a party to require performance of a subsequent duty, condition or obligation. Any waiver of a term of this Agreement must be written and signed by a duly authorized representative of the party on whose behalf the waiver is being made.
     29. Each party shall execute and deliver to the other party such documents as may reasonably be required to effectuate this document, but nothing in this Agreement shall impose the duty on the Trustee to enter into additional agreements not set forth in this Agreement.
     30. This Agreement may be executed in counterparts, which, when combined, shall constitute a single Agreement.
     31. Any disputes arising from or relating to this Agreement shall be submitted to the Mission Liquidation Court for resolution; provided, however, that if the liquidation of MICT, MNICT and EICT is closed, then the party initiating the dispute shall petition to re-open the case. If the case is not open or re-opened, then the Superior Court of Los Angeles County, California shall have jurisdiction over any such dispute, and, to the extent permitted by law, such jurisdiction shall be exclusive as to all matters other than enforcement of judgments.
     32. The addresses for notice and for counsel are set forth below the signatures. Each party may change its address for notice by written notice. Notices may be given by mail, by facsimile or by federal express; provided, however, that if facsimile notice is given, then a letter shall also be sent by mail.
     So agreed as of January 11, 2006:
John Garamendi, Insurance Commissioner of the State of California, in his capacity as Trustee of the MICT, the MNICT and the EICT

/s/ David E. Wilson

David E. Wilson Special Deputy Insurance Commissioner

Additional notice to:
Mohsen Sultan
Conservation and Liquidation Office
425 Market Street, 23rd Floor
San Francisco, CA 94105-2406
Jack Hom
State of California Insurance Department
45 Fremont Street, 19th Floor
San Francisco, CA 94105-2204
Robert H. Nunnally, Jr.
Wisener*Nunnally*Gold, LLP
625 W. Centerville Road, Suite 110
Garland, Texas 75041

Covanta Holding Corporation

By:	/s/ Craig D. Abolt

Craig D. Abolt
Title:	Senior Vice President and Chief Financial Officer
With additional notice to:
Timothy J. Simpson
Senior Vice President and General Counsel
Covanta Holding Corporation
40 Lane Road
Fairfield, NJ 07004
David S. Stone
Neal, Gerber & Eisenberg LLP
2 North LaSalle Street
Suite 2200
Chicago, IL 60602
C. Guerry Collins
Lord Bissell & Brook LLP
300 South Grand Avenue
8th Floor
Los Angeles, California 90071
Latent Deficiency Claims Administration
Procedures Agreement

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